UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2006
SINA Corporation
(Exact name of Registrant as specified in Charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	000-30698 (Commission File Number)	52-2236363 (I.R.S. Employer Identification No.)
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China
(Address of Principal Executive Offices) (Zip Code)
(86-21) 6289 5678
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On June 7, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SINA Corporation (the “Company”) approved the 2006 Management Bonus Plan (the “Bonus Plan”) pursuant to which certain employees of the Company with the title of senior director and above are eligible to earn a cash bonus based on 2006 Company performance, including the following named executive officers of the Company: Charles Chao, Chief Executive Officer, President, Secretary and Director, and Benjamin Tsiang, Executive Vice President, Product Development and General Manager of SINA Online. Under the Bonus Plan, a total bonus pool of up to 4% of 2006 pro-forma net income before taxes will be established upon the satisfaction of certain performance goals tied to the Company’s advertising revenue and pro-forma net income before taxes. Mr. Chao will be eligible to receive up to 30% of the total bonus pool. Mr. Tsiang, along with all of the other eligible employees with a title of vice president and above, will be eligible to receive up to 49% of the total bonus pool in the aggregate.
Stock Option Grant
On June 7, 2006, the Committee granted each of Mr. Chao and Mr. Tsiang a stock option to purchase 390,000 shares and 60,000 shares of the Company’s ordinary shares respectively pursuant to the Company’s 1999 Stock Plan, at an exercise price of $24.73 per share, which represents the closing selling price per share of the Company’s ordinary shares on the Nasdaq National Market on June 7, 2006. Subject to Mr. Chao’s continued service with the Company, 1/6th of the shares covered by the stock option will vest and become exercisable on December 7, 2006 and the remaining shares will vest and become exercisable ratably each month over the next 30 months following December 7, 2006. Subject to Mr. Tsiang’s continued service with the Company, 1/8th of the shares covered by the stock option will vest and become exercisable on December 7, 2006 and the remaining shares will vest and become exercisable ratably each month over the next 42 months following December 7, 2006.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
As disclosed in the Current Report on Form 8-K filed on May 12, 2006, the Board appointed Mr. Chao as the Company’s Chief Executive Officer and Herman Yu as the Acting Chief Financial Officer.
On June 7, 2006, the Committee approved for Mr. Chao a base salary of RMB2,400,000 per annum and a housing allowance of RMB360,000 per annum. Additionally, the Committee granted Mr. Chao a stock option and approved his participation in the Bonus Plan, the terms of each of which are described under Item 1.01 above, and are incorporated by reference into this Item 5.02.
On June 7, 2006, the Committee approved for Mr. Yu a base salary of RMB1,320,000 per annum and a housing allowance of RMB240,000 per annum. Additionally, the Committee granted Mr. Yu a stock option to purchase 75,000 shares of the Company’s ordinary shares pursuant to the Company’s 1999 Stock Plan, at an exercise price of $24.73 per share, which represents the closing selling price per share of the Company’s ordinary shares on the Nasdaq National Market on June 7, 2006. Subject to Mr. Yu’s continued service with the Company, 1/8th of the shares covered by the stock option will vest and become exercisable on December 7, 2006 and the remaining shares will vest and become exercisable ratably each month over the next 42 months following December 7, 2006. The Committee also approved Mr. Yu’s participation in the Bonus Plan, under which Mr. Yu will be eligible to receive up to 6% of the total bonus pool.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINA CORPORATION (Registrant)
Date: June 13, 2006	By:	/s/ Charles Chao
Charles Chao
President and Chief Executive Officer